Exhibit 99

News Release	The Ryland Group, Inc.
www.ryland.com

FOR IMMEDIATE RELEASE	CONTACT:	Drew Mackintosh, Vice President

Investor Relations (818) 223-7548

RYLAND ANNOUNCES REDEMPTION OF 5.375% SENIOR NOTES DUE 2012

CALABASAS, Calif. (April 20, 2010) — The Ryland Group, Inc. (NYSE: RYL) announced today that it will redeem for cash its outstanding 5.375% Senior Notes due 2012 (the “Notes”) on May 25, 2010 to the extent that the Notes are not tendered in connection with the previously announced offer to purchase pursuant to the amended Offer to Purchase dated April 1, 2010.  The redemption price for the Notes will be determined in accordance with the supplemental indenture governing the Notes and will be the greater of:  (i) 100% of the principal amount of the Notes being redeemed, and (ii) the sum of the present values of the remaining scheduled payments on the Notes being redeemed, discounted to the redemption date, on a semiannual basis, at the treasury rate plus 25 basis points (0.25%) plus accrued interest to the redemption date.

The aggregate principal amount outstanding of the 2012 Notes is $199,071,000.  The Company has previously announced a tender offer to acquire certain of its outstanding notes, including any and all of the 2012 Notes.  Any 2012 Notes not tendered and accepted for purchase in the tender offer will be redeemed on the redemption date.  The redemption of the 2012 Notes does not change or amend the tender offer which is otherwise set to expire at 5:00 p.m., New York City time, on April 29, 2010.

On and after the redemption date, the Notes will no longer be deemed outstanding, interest will cease to accrue thereon, and all rights of the holder of the Notes will cease, except for the right to receive the redemption price, without interest thereon.

Headquartered in Southern California, Ryland is one of the nation’s largest homebuilders and a leading mortgage-finance company.  Since its founding in 1967, Ryland has built more than 285,000 homes and financed more than 240,000 mortgages.  The Company currently operates in 15 states and 19 homebuilding divisions across the country and is listed on the New York Stock Exchange under the symbol “RYL.”  For more information, please visit www.ryland.com.